Exhibit 10.4

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2019 LONG TERM CASH INCENTIVE PROGRAM

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2019 LONG TERM CASH INCENTIVE PROGRAM

Section 1.Purpose.

The purpose of the Program is to set forth certain terms and conditions governing cash awards made under Atlas Air Worldwide Holdings, Inc.’s (“AAWW”) 2018 Incentive Plan (the “Plan”).  The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan and shall be subject to the Plan, which is incorporated herein by reference. The Program shall be effective as of January 1, 2019, and shall be applicable for the 2019-2021 Performance Period.  Capitalized terms not defined herein shall have the meanings given in the Plan.

Section 2.Definitions.

2.1.Award shall mean an opportunity to earn benefits under the Program.

2.2.Board shall mean the Board of Directors of AAWW.

2.3.Beneficiary shall mean a Participant’s beneficiary designated pursuant to Section 8.

2.4.Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5.Committee shall mean the Compensation Committee of the Board.

2.6.Company shall mean AAWW or its subsidiaries.

2.7.Eligible Participant shall mean any of the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Staff Vice Presidents of the Company, and such other Company officers as may from time to time be designated by the Committee.

2.8.Participant shall mean any Eligible Participant during such Eligible Participant’s period of participation in the Program.

2.9.Performance Period shall mean January 1, 2019 through December 31, 2021.

2.10.Program shall mean this Atlas Air Worldwide Holdings, Inc. 2018 Long Term Cash Incentive Program, as it may be amended from time to time.

Section 3.Administration.

The Program shall be administered by the Committee in accordance with and subject to the provisions of Section 3 of the Plan.

Section 4.Participation.

Each individual who is employed as an Eligible Participant on the first day of the Performance Period shall participate in the Program.  An individual who first becomes employed as an Eligible Participant on or prior to September 30, 2019 may participate in the Program in the discretion of the Committee (or, in the case of officers below the level of Senior Vice President, its delegate).  An individual employed by the Company, including an Eligible Participant, may be awarded incentive compensation outside the Program in lieu of or in addition to Awards, if any, under the Program.

Section 5.Determination of Awards.

5.1.Target Bonus Award.  The target cash bonus payable under an Award for the Performance Period will be the amount established by the Committee (or, in the case of officers below the level of Senior Vice President, its delegate) for each Participant classification (the “Target Bonus Amount”).

5.2.Performance Measures.  Payment of an Award is conditioned upon written certification by the Committee of satisfaction of the achievement of certain internal ROIC and EBITDA Growth levels, as may be modified by Comparative TSR attainment, as described below (the “Performance Criteria”) during the Performance Period.  The actual amount payable pursuant to an Award (the “Payable Amount”) shall be determined in accordance with Annex A hereto (the “Performance Plan Schedule”).  In no event shall the Payable Amount exceed, for any Participant, the maximum amount specified in Section 4(c) of the Plan.

(1)“ROIC” for the Company shall be an average of the Company’s actual ROIC for 2019, 2020 and 2021 and shall mean a fraction where the numerator is NOPAT and the denominator is Average Invested Capital.  “NOPAT” is defined as adjusted operating income, as included in the Company’s press release, minus Cash Tax Paid as reported in the SEC Form 10-K.  “Average Invested Capital” is defined as the average of the beginning and ending Invested Capital during the year.  “Invested Capital” is defined as capital lease obligations, plus short-and long-term debt, plus total stockholders equity, minus an amount equal to cash, cash equivalents, restricted cash, and short-term investments.  Invested Capital shall exclude investment amounts associated with aircraft acquisition until the first time that such aircraft is flown under a customer contract, at which time all amounts accrued with respect to such aircraft shall be considered in the Average Invested Capital calculation from such date.  Invested Capital shall be reduced by the amount of any investments held in the Company’s direct or indirect debt securities that remain outstanding and that have not otherwise been defeased.

(2)“EBITDA” for the Company shall mean adjusted income from continuing operations, before interest, income taxes, depreciation expense and amortization expense as included in the Company’s press release.  “EBITDA Growth” shall be calculated by averaging the percentage increase or decrease in EBITDA for each of the three years ended December 31 in the Performance Period.  EBITDA increase or decrease for each twelve month period shall be calculated by subtracting EBITDA for the twelve months ended December 31 for the prior year from EBITDA for the twelve months ended December 31 for the current year and dividing the resulting difference in EBITDA by the EBITDA for the twelve months ended December 31 for the prior year.

(3)In the calculation of EBITDA Growth and NOPAT, amounts objectively demonstrated to be attributable to the following items will not be taken into account: (i) any benefit or detriment resulting from changes in the Company’s financial reporting (including but not limited to changes in accounting principles) or from statutory changes in federal, state or foreign income tax rates; (ii) any aggregate costs in excess of $500,000 for business initiatives not specified in the Company’s operating plans; (iii) any costs related to retention, recruitment, or termination of executive officers; (iv) any costs related to collective bargaining, other labor negotiations, grievances, union motivated work disruptions determined to be in violation of the preliminary injunction issued by the Federal District Court for the District of Columbia on November 30, 2017, or other disputes including labor unions in excess of the Company’s operating plans; and (v) any costs or the payment of any fines, penalties, deposits or settlement amounts in connection with (A) foreign or domestic antitrust investigations and related lawsuits, (B) Brazilian customs or labor claims or investigations, or (C) environmental, regulatory or compliance matters (including any related compliance or other costs or actions) resulting from changes in applicable law or otherwise.  These adjustments shall be made on a pre-tax basis. The ROIC ratio will exclude the unconsolidated results of Polar Air Cargo Worldwide, Inc.

(4)“Comparative TSR” shall mean the Absolute TSR, on a percentile basis, of the Company relative to the Absolute TSR of the component companies of the Comparator Group set forth in Annex A hereto, in each case measured over the applicable Performance Period, as reasonably determined by the Committee.

(5)“Absolute TSR” shall mean, on a percentage basis, with respect to the Company or any component company of the Comparator Group set forth in Annex A hereto, the price appreciation of such entity’s common stock plus the value of reinvested dividends, calculated using the average closing price for the 20 consecutive trading days ending immediately prior to the first day of the relevant period and the 20 consecutive trading days ending immediately prior to and including the last day of the relevant period, as reasonably determined by the Committee.

Section 6.Payment of Awards under this Program.

6.1.General.  A Participant will be entitled to receive payment, if any, under an Award if the Participant’s Employment continues through December 31, 2021, subject to this Section 6 and Section 7.  A Participant will receive an Award in the manner and at the times set forth in Sections 6.2, 6.3, 6.4 and Section 7.

6.2.Time of Payment.  In connection with the completion of performance, the Committee shall certify whether and at what level the Performance Criteria have been achieved.  For the purposes of this Program, the term “Determination Date” means the date in 2022 on which the Committee makes such certification. Any Payable Amount for an Award for the Performance Period shall be paid by the Company within two weeks following the Determination Date, but in no event later than March 15, 2022.

6.3.Form of Payment.  All Payable Amounts for an Award shall be paid in cash.

6.4.Termination of Employment.

(a)General.  Except as provided otherwise in this Section 6.4 or Section 7, a Participant whose Employment terminates for any reason prior to the last day of the Performance Period shall forfeit such Award.

(b)Termination by Reason of Death or Disability; Termination by the Company Not For Cause.  In the event of the termination of the Participant’s Employment (i) due to death, (ii) by the Company by reason of the Participant’s Disability (as defined below), or (iii) by reason of an involuntary termination by the Company not for Cause (as defined below), in each case occurring after January 1, 2019, but before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the portion of the Award that will be payable is calculated by dividing the number of days from January 1, 2019 until the date of such termination of Employment, by the total number of days in the Performance Period, and multiplying that fraction by the Payable Amount.  Subject to Section 7, the reduced (prorated) Payable Amount, if any (calculated as provided in Section 5.2) shall not be payable until after the Determination Date in accordance with Section 6.2 above.

(c)Definitions.  For purposes of this Program:

(1) A termination of Employment shall be deemed to be by reason of “Disability” if immediately prior to such termination of Employment, the Participant shall have been continuously disabled from performing the duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such

Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar month period; and

(2) “Cause” shall mean (i) the Participant’s refusal or failure (other than during periods of illness or disability) to perform the Participant’s material duties and responsibilities to the Company, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company, including, without limitation, a violation of the laws against workplace discrimination.

(d)Retirement of the Chief Executive Officer.  In the event of a termination of Employment of the Chief Executive Officer of the Company (the “Chief Executive Officer”) by reason of the Chief Executive Officer’s Retirement (as defined below) occurring after the date hereof and before the end of the Performance Period and before the occurrence of a Change in Control of the Company, the Payable Amount shall be payable as if the Chief Executive Officer’s Employment had continued during the entire Performance Period.  Subject to Section 7, the Payable Amount, if any (calculated as provided in Section 5.2) shall not be delivered until after the Determination Date.  For purposes of this Program, “Retirement” shall mean a termination of the Chief Executive Officer’s Employment with the Company for any reason other than Cause on or after the Chief Executive Officer’s attainment of age sixty (60) and ten (10) years of service with the Company; provided, however, that a voluntary resignation from Employment shall not be considered Retirement for purposes of the Program unless (1) the Chief Executive Officer shall have given not less than six (6) months’ advance written notice of such proposed retirement to the Chair of the Board (or such lesser period of notice as may be determined by the Board) and (2) a majority of the members of the Board (disregarding the Chief Executive Officer’s membership on the Board for these purposes) has approved such proposed retirement as a Retirement entitling the Chief Executive Officer to vesting under this Section 6.4(d) or Section 7, as applicable.

(e)Other Terminations of Employment.  Except as provided in this Section 6.4 or in Section 7, any termination of Employment of the Participant occurring prior to the end of the Performance Period (including a termination of Employment initiated by the Company or the Participant) shall result in the immediate and automatic termination and forfeiture of the Award.

Section 7.Change in Control.

7.1.Vesting; Determination of Payable Amount.  Immediately following a Change in Control of the Company (as defined below) unless in connection therewith an Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, if an Award is then outstanding, ROIC and EBITDA Growth shall each be deemed to have been satisfied based on assumed achievement at the maximum achievement level, and Comparative TSR shall be deemed satisfied based on actual performance over a shortened performance period ending as of (and taking into account) the Change in Control of the Company (collectively, “Deemed CIC Achievement”) and the Company shall pay to the Participant (except with respect to the Chief Executive Officer, as provided below), in full satisfaction of its obligations with respect thereto, cash in an amount equal to the Payable Amount on the basis of such Deemed CIC Achievement, within ten (10) days following the Change in Control of the Company.  Notwithstanding the immediately preceding sentence, if in connection with the Change in Control of the Company, an Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, then such Award shall become payable (except with respect to the Chief Executive Officer) only if (A) the Participant’s Employment continues until the end of the Performance Period, in which case this Award will become fully payable at the end of the Performance Period, or (B) there is a Change in Control Termination before the end of the Performance Period, in which case this Award will become fully payable in connection with the Change in Control Termination.  The Company shall pay to the Participant the vested portion of the Payable Amount on the basis of the Deemed CIC Achievement within ten (10) days following the earliest of (x) the period specified in (A), (y) the time specified in (B), and (z) in the event a termination of Employment described in Section 6.4(b) has occurred prior to such Change in Control of the Company, the Change in Control of the Company.  Solely in the case of the Chief Executive Officer, in the event of a Change in Control of the Company, the Company shall pay the Payable Amount, on the basis of the Deemed CIC Achievement, upon the earliest of (1) as soon as practicable following the end of the Performance Period, but in any event no later than March 15, 2022, (2) within ten (10) days following such Change in Control of the Company, if such Change in Control of the Company occurs following a termination of the Chief Executive Officer’s Employment as described in Section 6.4(b) or Section 6.4(d), and (3) within ten (10) days following a Change in Control Termination.

7.2.Definitions.  For purposes of this Program, the following definitions shall apply:

(a)“Change in Control Termination” means the termination of a Participant’s Employment following a Change in Control of the Company (i) by the Company and its subsidiaries not for Cause, (ii) by the Participant for Good Reason, (iii) by reason of the Participant’s death or Disability, or (iv) solely in the case of the Chief Executive Officer, by reason of his Retirement which is approved by a majority of the members of the Board (disregarding the Chief Executive Officer’s membership on the Board for these purposes) in accordance with Section 6.4(d) hereof.

(b)“Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 7);

(2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% or more of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 7);

(3) the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election; or

(4) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 7).

(c)“Good Reason” means (i) a material reduction in a Participant’s duties and responsibilities from those of the Participant’s most recent position with the Company, (ii) a reduction of a Participant’s aggregate salary, benefits and other compensation (including incentive opportunity) from that which the Participant was most recently entitled during Employment with the Company other than in connection with a reduction as part of a general reduction applicable to all similarly-situated

Participants of the Company, or (iii) a relocation of a Participant to a position that is located greater than 40 miles from the location of such Participant’s most recent principal location of Employment; provided, however, that a Participant will be treated as having resigned for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.

Section 8.Beneficiary Designation.

8.1.Designation and Change of Designation.  Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Program upon the Participant’s death.  A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company.  The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

8.2.Absence of Valid Designation.  If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Program upon the Participant’s death.  If the Company is in doubt as to the right of any person to receive such amount, the Company may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Program and the Company therefor.

Section 9.General Provisions.

9.1.Program to be Unfunded.  The Program is intended to constitute an unfunded incentive compensation arrangement.  Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind.  A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of the Company.  All Awards shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.  There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of the Company.

9.2.Section 409A of the Code.  Awards under the Program are intended to be exempt from, or comply with, the requirements of Section 409A of the Code and shall be construed and administered accordingly.  Notwithstanding anything to the contrary in this Program, if at the time of the Participant’s termination of employment, the Participant is a “specified employee,” as defined below, any and all amounts payable under this Program on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations, as determined by the Company in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A.  For purposes of this Program, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.  Notwithstanding anything to the contrary in the Program, neither the Company, nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to be exempt from the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 9.2 shall limit the ability of the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

9.3.Section 280G of the Code.  Notwithstanding any other provision in this Agreement or any other agreement, contract, or understanding entered into by any Participant with the Company or any of its subsidiaries, in the event that it is determined by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by the Company (the “Accountant”) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by the Company or any subsidiary to or for a Participant’s benefit under this Agreement or any other formal or informal plan or other arrangement, contract or understanding (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 9.3 would be payable to the Participant, exceeds the greatest amount of Parachute Payments that could be paid to the Participant without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Participant shall not exceed the amount which produces the greatest after-tax benefit to the Participant after taking into account any Excise Tax to be payable by the Participant.  For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to the Participant, if doing so would place the Participant in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments).  The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date of the Accountant’s determination.

9.4.Rights Limited.  Nothing contained in the Program shall give any Eligible Participant the right to continue in the employment of the Company, or limit the right of the Company to discharge an Eligible Participant.

9.5.Governing Law.  The Program shall be construed and governed in accordance with the laws of the State of New York.

9.6.Taxes.  There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.

9.7.Amendment, Suspension, or Termination.  The Committee reserves the right to amend, suspend, or terminate the Program at any time.

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